December 6, 2023 ImmunoPrecise Antibodies Ltd. 3204 - 4464 Markham Street, Victoria, BC V8Z 7X8	Barristers & Solicitors / Patent & Trade-mark Agents Norton Rose Fulbright Canada LLP 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 CANADA F: +1 416.216.3930 nortonrosefulbright.com

Re: Registration Statement ImmunoPrecise Antibodies Ltd. on Form F-3

Dear Sirs/Mesdames:

We have acted as counsel to ImmunoPrecise Antibodies Ltd. (the Company) in connection with the issuance and sale, through The Benchmark Company, LLC (the Underwriter) as underwriter, by the Company of up to 1,265,000 of its common shares (the Common Shares), for aggregate proceeds of up to US$1,265,000, to be issued pursuant to a prospectus supplement (the Prospectus Supplement) to the prospectus dated July 14, 2023 (the Prospectus) contained in the Company's Form F-3 Registration Statement (File No. 333-273197) (the Registration Statement), each filed by the Company with the United States Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act) and further pursuant to the terms of an underwriting agreement dated December 5, 2023 between the Company and the Underwriter (the Underwriting Agreement).

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a) the Registration Statement;

(b) the Prospectus Supplement;

(c) the Prospectus (together with the Registration Statement and the Prospectus, the Prospectuses);

(c) the Underwriting Agreement;

(d) the articles, as amended, and the notice of articles of the Company; and

(e) a Certificate of Good Standing dated December 6, 2023 issued by the British Columbia Registrar of Companies.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Company and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents, and that all facts set forth in the certificates supplied by officers of the Company are complete, true and accurate as of the date hereof. We have also assumed that the certificate of compliance referred to above will continue to be accurate as at the date of issuance of any Common Shares sold under the Prospectuses. We have also assumed the Underwriting Agreement constitutes a legal, valid and binding obligation of each of the parties thereto under applicable laws, enforceable against each of them in accordance with its terms, and that the Underwriting Agreement has not been amended, modified, supplemented, terminated or waived in any respect or in any manner by any of the parties thereto since the date thereof.

The opinion set forth below is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case in effect on the date hereof. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity; (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies; (iv) we express no opinion with respect to the enforceability of provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial; (v) we express no opinion with respect to the enforceability of any waiver of any usury defense; (vi) we express no opinion as to whether the Prospectuses contain full, true and plain disclosure of all material facts relating to the offered Common Shares for the purposes of the Securities Act (British Columbia); and (vii) where our opinion below refers to the Common Shares as being "fully paid and non-assessable," such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided, and we express no opinion with respect to the adequacy of any consideration received

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, including the assumption that the Prospectuses and any required post-effective amendment(s) thereto required by applicable laws have become effective under the Securities Act, we are of the opinion that upon delivery of and payment for such Common Shares in the manner contemplated by the Prospectuses and the Underwriting Agreement, the Common Shares will be validly issued, fully paid and non-assessable shares in the share capital of the Company.

This opinion has been prepared for your use in connection with the Prospectuses and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectuses or the Common Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP

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